Exhibit 10.1

April 1, 2019

Alison Burcar

Subject: Confidential Agreement

Dear Alison,
This letter outlines our mutual agreement in connection with terms and conditions of your employment with ICU Medical. Effective April 1, 2019, you shall retain responsibility for R&D and Product Development Process Efficiency within IV Consumables as Corporate Vice President, Product Development/R&D.
You will continue to report to Vivek Jain. Effective April 1, 2019, your compensation package will be adjusted to reflect the following: Your new base salary shall be $200,000 annually. You will continue eligibility to participate in the Company’s Management Incentive Plan (MIP) with a target of 30% of your annual base salary.
In connection with your reduced schedule, you will no longer be eligible to participate in our Executive Severance Plan and you hereby acknowledge and agree your rights under the ICU Medical, Inc. Executive Severance Plan shall be revoked, released and of no further force and effect. In connection with other benefits that you enjoy, you acknowledge and agree, that if you are separated from or leave ICU Medical you shall not receive severance at such time under ICU Medical’s Severance Policy.
This letter is not intended to guarantee your employment; your employment shall continue ‘at-will’.
All other terms of your employment remain unchanged.
Please sign and return a copy of this letter.
Yours sincerely,
/s/ Vivek Jain
Vivek Jain
CEO
ICU Medical, Inc.

I acknowledge and accept the terms and conditions.

Signed: /s/ Alison Burcar        Date: April 2, 2019
Alison Burcar